Exhibit 99.1

TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

New York, N.Y., March 20, 2012 – Tiffany & Co. (NYSE: TIF) today reported double-digit sales and earnings growth for the year ended January 31, 2012 (“fiscal 2011”). Net sales rose 18% to $3.6 billion and net earnings rose 19% to $439 million, or $3.40 per diluted share. Net earnings increased 24% excluding nonrecurring items and earnings per diluted share rose 23% to $3.60 (see “Non-GAAP Measures” schedule). Management also provided its financial forecast for fiscal 2012.

Michael J. Kowalski, chairman and chief executive officer, said, “Tiffany exceeded the goals that we had set at the start of 2011 for both sales and earnings growth, although we concluded the year with softer-than-expected results. Nonetheless, we remain focused on successfully executing our long-term strategies and pursuing Tiffany’s substantial global growth potential in 2012 and beyond.”

Summary of results for the year ended January 31, 2012:
•
Worldwide net sales rose 18% to $3.6 billion. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars, worldwide net sales and comparable store sales rose 15% and 13%.

•
Net earnings rose 19% to $439 million, or $3.40 per diluted share, compared with $368 million, or $2.87 per diluted share, in the prior year. Net earnings as a percentage of net sales rose to 12.1%, from 11.9% in the prior year.

•
Net earnings in fiscal 2011 were reduced by $0.20 per diluted share for nonrecurring items related to the relocation of Tiffany’s headquarters staff. Net earnings in fiscal 2010 had been reduced by $0.06 per diluted share for various non-recurring items (see “Non-GAAP Measures” schedule). Excluding those items, net earnings and net earnings per diluted share rose 24% and 23%.

Summary of results for the three months (fourth quarter) ended January 31, 2012:
•	Worldwide net sales increased 8% to $1.2 billion. On a constant-exchange-rate basis, worldwide net sales rose 7% and comparable store sales rose 5% (see “Non-GAAP Measures” schedule).

•	Net earnings declined 2% to $178 million, or $1.39 per diluted share, from the prior year’s $181 million, or $1.41 per diluted share.

•
Net earnings in the fourth quarter of 2010 had been reduced by $0.03 per diluted share for nonrecurring expenses (see SG&A expenses below). Excluding that nonrecurring item, net earnings in this fourth quarter were 4% below the prior year (see “Non-GAAP Measures” schedule).

Net sales highlights were as follows:
•
In the Americas region, sales increased 15% to $1.8 billion in fiscal 2011 and rose 5% to $605 million in the fourth quarter. On a constant-exchange-rate basis, total Americas sales rose 14% in fiscal 2011 and 5% in the fourth quarter, largely due to comparable store sales increasing 13% in the year and 3% in the fourth quarter; on that basis, comparable branch store sales in the Americas increased 11% in the year and 3% in the fourth quarter, while sales in the New York flagship store increased 20% in the year and 2% in the fourth quarter. Combined Internet and catalog sales in the Americas rose 6% in fiscal 2011 and declined 4% in the fourth quarter.

•
In the Asia-Pacific region, sales rose 36% to $748 million in the full year and increased 19% to $225 million in the fourth quarter. On a constant-exchange-rate basis, total sales and comparable store sales rose 31% and 27% in the year, and rose 18% and 13% in the fourth quarter, due to increased sales in most countries.

•
In Japan, sales increased 13% to $617 million in fiscal 2011 and rose 12% to $204 million in the fourth quarter. On a constant-exchange-rate basis, total sales in Japan rose 3% in the year and 5% in the fourth quarter and comparable store sales increased 4% in both periods.

•
In Europe, sales increased 17% to $421 million in the fiscal year and 3% to $142 million in the fourth quarter. On a constant-exchange-rate basis, total sales in Europe rose 12% in the year and 3% in the fourth quarter while comparable store sales increased 6% in the year and declined 2% in the fourth quarter. Throughout the fourth quarter and year, sales growth in Continental Europe was relatively stronger than results in the U.K.

•
At January 31, 2012, the Company operated 247 stores (102 in the Americas, 58 in Asia-Pacific, 55 in Japan and 32 in Europe), versus 233 (96 in the Americas, 52 in Asia-Pacific, 56 in Japan and 29 in Europe) a year ago.

•
Other sales declined 5% to $51 million in the fiscal year and 22% to $12 million in the fourth quarter due to declines in wholesale sales of rough diamonds in both periods as well as lower wholesale sales of finished products to independent distributors in the fourth quarter.

Other financial highlights:
•
Gross margin (gross profit as a percentage of net sales) of 59.0% in the fiscal year compared with 59.1% a year ago, reflecting both higher product costs and shifts in product sales mix toward higher-priced jewelry that achieves a lower gross margin being largely offset by sales leverage on fixed costs. Gross margin in the fourth quarter was 60.4%, versus 60.9% in the prior year for generally similar reasons as noted above except for a lack of sales leverage on fixed costs.

•
SG&A (selling, general and administrative) expenses increased 18% in the fiscal year and 10% in the fourth quarter, with both increases affected by nonrecurring costs related to the relocation of Tiffany’s New York headquarters staff (see “Non-GAAP Measures” schedule). Excluding the nonrecurring costs in all periods, SG&A expenses rose 16% in the fiscal year and 11% in the fourth quarter primarily due to increased store occupancy, labor and marketing costs.

•	The Company’s effective income tax rate was 34.0% in the fiscal year versus last year’s 32.7% rate. In the fourth quarter, the effective income tax rate of 34.5% in 2011 was above last year’s 32.1%.

•
At January 31, 2012, cash and cash equivalents and short-term investments totaled $442 million, compared with $741 million at the prior year-end. Total short-term and long-term debt equaled $712 million at January 31, 2012 and represented 30% of stockholders’ equity, compared with $688 million, and 32% a year ago.

•
Net inventories of $2.1 billion at January 31, 2012 were 28% above the prior year-end. Finished goods inventories rose 16% in fiscal 2011 due to higher product acquisition costs, store openings, product introductions and expanded assortments, as well as the lower-than-expected sales growth in the fourth quarter. Combined raw material and work-in-process inventories increased 46%, reflecting higher product acquisition costs, expanded rough diamond sourcing and increased internal production.

•
Capital expenditures were $239 million in 2011, compared with $127 million in 2010. A portion of the increase was due to the relocation of Tiffany’s New York headquarters staff, as well as increased store renovations and other factors.

•
The Company repurchased approximately 2.6 million shares of its Common Stock in the fiscal year at a total cost of $174 million, or an average cost of $66.23 per share. In the fourth quarter, the Company spent $35 million to repurchase approximately 525,000 shares at an average cost of $67.26 per share. At January 31, 2012 approximately $218 million was available for future repurchases under the currently authorized plan which expires in January 2013.

Mr. Kowalski added, “Over the coming year as we commemorate the 175th anniversary of Tiffany’s founding in 1837, we are confident that Tiffany & Co. is better positioned than ever in terms of its increased physical presence and brand awareness around the world, and we are confident in Tiffany’s long-term, substantial growth potential. Our expansion plans for 2012 include opening a net of 24 stores in important markets, delivering extraordinary product offerings with several new jewelry collections, increasing our marketing spending and providing superior shopping experiences.

While it is obviously still quite early in this new fiscal year, we are pleased that worldwide sales growth is tracking in line with our internal expectations. We are now introducing our financial guidance for 2012 which calls for sales growth of approximately 10% and net earnings per share in a range of $3.95 - $4.05. We believe our expansion strategies and spending plans are appropriately prudent and will ultimately contribute to strong relative performance within the luxury jewelry industry.”

Outlook for 2012:
Management’s outlook for the full year ending January 31, 2013 is based on the following assumptions (which may or may not prove valid):
a)	Worldwide net sales (in U.S. dollars) increasing by approximately 10%, primarily driven by sales growth in Asia-Pacific and the Americas.
b)	Adding a net of 24 Company-operated stores including nine in the Americas, seven in Asia-Pacific, three in Europe, and commencing operation of five stores in the United Arab Emirates.
c)	The operating margin approximately unchanged from the prior year (excluding nonrecurring items recorded in 2011).
d)	Interest and other expenses, net approximately equal to the prior year.
e)	An effective income tax rate of approximately 34 - 35%.
f)
Net earnings per diluted share in a range of $3.95 - $4.05, or a 16% - 19% increase over the prior year. Excluding the nonrecurring costs recorded in fiscal 2011, this represents growth of 10% - 13% over 2011’s $3.60 per diluted share. Most of the expected earnings growth is expected to occur in the latter part of 2012.

g)	Net inventories increasing approximately 15%.
h)	Capital expenditures of approximately $240 million.

Today’s Conference Call:
The Company will hold a conference call today at 8:30 a.m. (Eastern Time) to review these actual results and its outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcement:
The Company expects to report its first quarter results on Thursday May 24, 2012. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores in the Americas, Asia-Pacific, Japan and Europe and engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain “forward-looking” statements concerning the Company’s objectives and expectations with respect to sales, store openings, operating margin, interest and other expenses, the effective income tax rate, net earnings, inventories and capital expenditures. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company’s 2010 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.
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TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES

Net Sales

The Company’s reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Management believes this constant-exchange-rate basis provides a more representative assessment of sales performance and provides better comparability between reporting periods.

The Company’s management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company’s operating results. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Fourth Quarter 2011 vs. 2010			Full Year 2011 vs. 2010
	GAAP Reported	Translation Effect	Constant- Exchange-Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange-Rate Basis
Net Sales:
Worldwide	8%	1%	7%	18%	3%	15%
Americas	5%	—	5%	15%	1%	14%
Asia-Pacific	19%	1%	18%	36%	5%	31%
Japan	12%	7%	5%	13%	10%	3%
Europe	3%	—	3%	17%	5%	12%

Comparable Store Sales:
Worldwide	6%	1%	5%	16%	3%	13%
Americas	3%	—	3%	13%	—	13%
Asia-Pacific	14%	1%	13%	31%	4%	27%
Japan	12%	8%	4%	13%	9%	4%
Europe	(3)%	(1)%	(2)%	10%	4%	6%

Net Earnings

The accompanying press release presents net earnings from continuing operations and highlights current-year and prior year nonrecurring items in the text. Management believes excluding such items presents the Company’s fourth quarter and year-to-date results on a more comparable basis to the corresponding period in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at January 31, 2012. The following table reconciles GAAP net earnings from continuing operations and net earnings from continuing operations per diluted share (“EPS”) to the non-GAAP net earnings from continuing operations and net earnings from continuing operations per diluted share, as adjusted:

	Three Months Ended January 31, 2012		Three Months Ended January 31, 2011
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS	$ (after tax)	Diluted EPS
Net earnings, as reported	$ 178,395	$ 1.39	$ 181,224	$ 1.41
Headquarters relocation a	–	–	3,887	0.03
Net earnings, as adjusted	$ 178,395	$ 1.39	$ 185,111	$ 1.44

a
On a pre-tax basis includes charges of $323,000 within cost of sales and $6,086,000 within SG&A expenses for the three months ended January 31, 2011 associated with Tiffany’s plan to consolidate its New York headquarters staff within one location.

	Year Ended January 31, 2012		Year Ended January 31, 2011
(in thousands, except per share amounts)	$ (after tax)	Diluted EPS	$ (after tax)	Diluted EPS
Net earnings, as reported	$ 439,190	$ 3.40	$ 368,403	$ 2.87
Headquarters relocation a	25,994	0.20	10,768	0.08
Tax benefit, net b	–	–	(3,096)	(0.02)
Net earnings, as adjusted	$ 465,184	$ 3.60	$ 376,075	$ 2.93

a
On a pre-tax basis includes charges of $213,000 and $1,010,000 within cost of sales and $42,506,000 and $16,625,000 within SG&A for the years ended January 31, 2012 and 2011 associated with Tiffany’s consolidation of its New York headquarters staff within one location.

b
Includes $3,096,000 of tax benefits primarily related to a change in the tax status of certain subsidiaries associated with the acquisition in 2009 of additional equity interests in diamond sourcing and polishing operations.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended January 31,		Years Ended January 31,
	2012	2011	2012	2011
Net sales	$1,187,440	$1,101,215	$3,642,937	$3,085,290

Cost of sales	470,525	430,238	1,491,783	1,263,012

Gross profit	716,915	670,977	2,151,154	1,822,278

Selling, general and administrative expenses	431,172	392,797	1,442,728	1,227,497

Earnings from operations	285,743	278,180	708,426	594,781

Interest and other expenses, net	13,316	11,091	43,475	47,347

Earnings from operations before income taxes	272,427	267,089	664,951	547,434

Provision for income taxes	94,032	85,865	225,761	179,031

Net earnings	$178,395	$181,224	$439,190	$368,403

Net earnings per share:

Basic	$1.41	$1.43	$3.45	$2.91
Diluted	$1.39	$1.41	$3.40	$2.87

Weighted-average number of common shares:

Basic	126,747	126,628	127,397	126,600
Diluted	128,344	128,793	129,083	128,406

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
 (Unaudited, in thousands)

	January 31,	January 31,
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$442,190	$740,871
Accounts receivable, net	184,085	185,969
Inventories, net	2,073,212	1,625,302
Deferred income taxes	83,124	41,826
Prepaid expenses and other current assets	107,064	90,577

Total current assets	2,889,675	2,684,545

Property, plant and equipment, net	767,174	665,588
Other assets, net	502,143	385,536

	$4,158,992	$3,735,669

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings	$112,973	$38,891
Current portion of long-term debt	60,822	60,855
Accounts payable and accrued liabilities	328,962	258,611
Income taxes payable	60,977	55,691
Merchandise and other customer credits	62,943	65,865

Total current liabilities	626,677	479,913

Long-term debt	538,352	588,494
Pension/postretirement benefit obligations	338,564	217,435
Other long-term liabilities	186,802	147,372
Deferred gains on sale-leasebacks	119,692	124,980
Stockholders' equity	2,348,905	2,177,475

	$4,158,992	$3,735,669